J.P.Morgan

J.P.Morgan

TABLE OF CONTENTS

 Page

PARTIES		1
RECITALS		1
Section 1.	Certain Definitions
(a)	ADR Register	1
(b)	ADRs; Direct Registration ADRs	1
(c)	ADS	2
(d)	Custodian	2
(e)	Deliver, execute, issue et al.	2
(f)	Delivery Order	2
(g)	Deposited Securities	2
(h)	Direct Registration System	2
(i)	Ex-Dividend Shares	2
(j)	Holder	2
(k)	Securities Act of 1933	2
(l)	Securities Exchange Act of 1934	3
(m)	Shares	3
(n)	Transfer Office	3
(o)	Withdrawal Order	3
Section 2.	ADRs	3
Section 3.	Deposit of Shares	3
Section 4.	Issue of ADRs	4
Section 5.	Distributions on Deposited Securities	4
Section 6.	Withdrawal of Deposited Securities	4
Section 7.	Substitution of ADRs	5
Section 8.	Cancellation and Destruction of ADRs	5
Section 9.	The Custodian	5
Section 10.	Co-Registrars and Co-Transfer Agents	6
Section 11.	Lists of Holders.	6
Section 12.	Depositary's Agents	6
Section 13.	Successor Depositary	6
Section 14.	Reports	7
Section 15.	Additional Shares	7
Section 16.	Indemnification	8
Section 17.	Notices	9
Section 18.	Miscellaneous	9
Section 19.	Consent to Jurisdiction; Appointment of Agent for Service of Process	10
Section 20.	Amendment and Restatement of Old Deposit Agreement	11
TESTIMONIUM		12
SIGNATURES		12

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Page

EXHIBIT A

FORM OF FACE OF ADR		A-1

Introductory Paragraph		A-1

(1)	Issuance and Pre-Release of ADSs	A-2
(2)	Withdrawal of Deposited Securities	A-3
(3)	Transfers of ADRs	A-3
(4)	Certain Limitations	A-4
(5)	Taxes	A-4
(6)	Disclosure of Interests	A-5
(7)	Charges of Depositary	A-7
(8)	Available Information	A-9
(9)	Execution	A-9

Signature of Depositary		A-9

Address of Depositary's Office		A-9

FORM OF REVERSE OF ADR		A-10

(10)	Distributions on Deposited Securities	A-10
(11)	Record Dates	A-11
(12)	Voting of Deposited Securities	A-11
(13)	Changes Affecting Deposited Securities	A-13
(14)	Exoneration	A-13
(15)	Resignation and Removal of Depositary; the Custodian	A-15
(16)	Amendment	A-15
(17)	Termination	A-16
(18)	Appointment	A-17
(19)	Waiver	A-17

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AMENDED AND RESTATED DEPOSIT AGREEMENT dated as of [DATE]  , 2013 (the "Deposit Agreement") among ALCATEL LUCENT and its successors (the "Company"), JPMORGAN CHASE BANK, N.A., as depositary hereunder (the "Depositary"), and all holders from time to time of American Depositary Receipts issued hereunder ("ADRs") evidencing American Depositary Shares ("ADSs") representing deposited Shares (defined below).  The Company hereby appoints the Depositary as depositary for the Deposited Securities (defined below) and hereby authorizes and directs the Depositary to act in accordance with the terms set forth in this Deposit Agreement.  All capitalized terms used herein have the meanings ascribed to them in Section 1 or elsewhere in this Deposit Agreement.

W I T N E S S E T H

WHEREAS, the Company and The Bank of New York (now known as BNY Mellon) (“BNY Mellon”) entered into a Deposit Agreement dated as of March 1, 1991 and Amended and Restated as of May 15, 1992, as amended by Amendment No. 1, dated as of January 3, 1997, as further amended and restated as of March 10, 1997, May 10, 2000,  May 22, 2000,  March 19, 2003 and May 27, 2011  (the "Old Deposit Agreement") to provide for the deposit of Shares of the Company with BNY Mellon or with the Custodian as agent of BNY Mellon for the purposes set forth in such Old Deposit Agreement, for the creation of American depositary shares representing the Shares so deposited and for the execution and delivery of American depositary receipts ("Old Receipts") evidencing the American depositary shares;

WHEREAS, pursuant to the terms of Section 5.5 of the Old Deposit Agreement, the Company has removed BNY Mellon as depositary and has appointed JPMorgan Chase Bank, N.A., as successor depositary thereunder; and

WHEREAS, the Company and JPMorgan Chase Bank, N.A.,  in its capacity as successor depositary under the Old Deposit Agreement, now wish to amend and restate the Old Deposit Agreement and the Old Receipts;

NOW THEREFORE, in consideration of the premises, subject to Section 20, the parties hereto hereby amend and restate the Old Deposit Agreement and the Old Receipts in their entirety as follows:

1.  Certain Definitions.

(a)             "ADR Register" is defined in paragraph (3) of the form of ADR.

(b)             "ADRs" mean the American Depositary Receipts executed and delivered hereunder. ADRs may be either in physical certificated form or Direct Registration ADRs (as hereinafter defined).  ADRs in physical certificated form, and the terms and conditions governing the Direct Registration ADRs, shall be substantially in the form of Exhibit A annexed hereto (the "form of ADR").  The term "Direct Registration ADR" means an ADR, the ownership of which is recorded on the Direct Registration System. References to "ADRs" shall include certificated ADRs and Direct Registration ADRs, unless the context otherwise requires. The form of ADR is hereby incorporated herein and made a part hereof; the provisions of the form of ADR shall be binding upon the parties hereto.

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(c)             Subject to paragraph (13) of the form of ADR, each "ADS" evidenced by an ADR represents the right to receive one Share and a pro rata share in any other Deposited Securities.

(d)             "Custodian" means the agent or agents of the Depositary (singly or collectively, as the context requires) and any additional or substitute Custodian appointed pursuant to Section 9.

(e)             The terms "deliver", "execute", "issue", "register", "surrender", "transfer" or "cancel", when used with respect to Direct Registration ADRs, shall refer to an entry or entries or an electronic transfer or transfers in the Direct Registration System, and, when used with respect to ADRs in physical certificated form, shall refer to the physical delivery, execution, issuance, registration, surrender, transfer or cancellation of certificates representing the ADRs.

(f)             "Delivery Order" is defined in Section 3.

(g)             "Deposited Securities" as of any time means all Shares at such time deposited under this Deposit Agreement and any and all other Shares, securities, property and cash at such time held by the Depositary or the Custodian in respect or in lieu of such deposited Shares and other Shares, securities, property and cash.

(h)           "Direct Registration System" means the system for the uncertificated registration of ownership of securities established by The Depository Trust Company ("DTC") and utilized by the Depositary pursuant to which the Depositary may record the ownership of ADRs without the issuance of a certificate, which ownership shall be evidenced by periodic statements issued by the Depositary to the Holders entitled thereto. For purposes hereof, the Direct Registration System shall include access to the Profile Modification System maintained by DTC which provides for automated transfer of ownership between DTC and the Depositary.

(i)            "Ex-Dividend Shares" means any and all Shares of the Company which may be issued by the Company during the period in any given year from the first day of January in such year through the dividend payment date for such year.  Ex-Dividend Shares are not entitled to receive the dividends paid on such dividend payment date with respect to the prior year but shall be entitled to any and all dividends paid with respect to the year in which such Ex-Dividend Shares are issued.  The Company shall inform the Depositary prior to any Ex-Dividend Shares being issued and provide the Depositary with the identifying features of such Ex-Dividend Shares.

(j)            "Holder" means the person or persons in whose name an ADR is registered on the ADR Register.

(k)          "Securities Act of 1933" means the United States Securities Act of 1933 and the rules and regulations promulgated thereunder, as from time to time amended.

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(l)             "Securities Exchange Act of 1934" means the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as from time to time amended.

(m)             "Shares" mean the ordinary shares of the Company, in bearer form (i.e., registered as titres au porteur with Euroclear France, an organization that, inter alia, maintains shares and other securities accounts of French listed companies) or in registered form as managed by an accredited intermediary (titres nominatifs administrés), and shall include evidence of rights to receive Shares; provided, however, that, if there shall occur any change in nominal value, a split-up or consolidation or any other reclassification or, upon the occurrence of an event described in paragraph (13) of the form of ADR, an exchange or conversion in respect of the Shares of the Company, the term "Shares" shall thereafter also mean the successor securities resulting from such change in nominal value, split-up or consolidation or such other reclassification or such exchange or conversion.

(n)             "Transfer Office" is defined in paragraph (3) of the form of ADR.

(o)             "Withdrawal Order" is defined in Section 6.

2.  ADRs.  (a)  ADRs in certificated form shall be engraved, printed or otherwise reproduced at the discretion of the Depositary in accordance with its customary practices in its American depositary receipt business, or at the request of the Company typewritten and photocopied on plain or safety paper, and shall be substantially in the form set forth in the form of ADR, with such changes as may be required by the Depositary or the Company to comply with their obligations hereunder, any applicable law, regulation or usage or to indicate any special limitations or restrictions to which any particular ADRs are subject.  ADRs may be issued in denominations of any number of ADSs.  ADRs in certificated form shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.  ADRs in certificated form bearing the facsimile signature of anyone who was at the time of execution a duly authorized officer of the Depositary shall bind the Depositary, notwithstanding that such officer has ceased to hold such office prior to the delivery of such ADRs.

(b)  Direct Registration ADRs. Notwithstanding anything in this Deposit Agreement or in the form of ADR to the contrary, ADSs shall be evidenced by Direct Registration ADRs, unless certificated ADRs are specifically requested by the Holder.

(c)  Holders shall be bound by the terms and conditions of this Deposit Agreement and of the form of ADR, regardless of whether their ADRs are Direct Registration ADRs or certificated ADRs.

3.  Deposit of Shares.  In connection with the deposit of Shares hereunder, the Depositary or the Custodian may require the following in form satisfactory to it:  (a) a written order directing the Depositary to issue to, or upon the written order of, the person or persons designated in such order a Direct Registration ADR or ADRs evidencing the number of ADSs representing such deposited Shares (a "Delivery Order"); (b) proper endorsements or duly executed instruments of transfer in respect of such deposited Shares; (c) instruments assigning to the Depositary, the Custodian or a nominee of either any distribution on or in respect of such deposited Shares or indemnity therefor; and (d) proxies entitling the Custodian to vote such deposited Shares.  Shares or evidence of rights to receive Shares may be deposited by any person (including by electronic transfer thereof) (i) in the case of Shares in registered form, by inscription of ownership of such Shares in the name of the Depositary in the Company's share register and in an account maintained by the Custodian as agent on behalf of the Depositary or (ii) in the case of Shares in bearer form, in an account maintained by the Custodian, as accredited financial institution, in the name of the Depositary pursuant to appropriate instructions for transfer in a form satisfactory to the Company or the Custodian, as the case may be. As soon as practicable after the Custodian receives Deposited Securities pursuant to any such deposit or pursuant to paragraph (10) or (13) of the form of ADR, the Custodian shall present such Deposited Securities for registration of transfer into the name of the Depositary, the Custodian or a nominee of either, to the extent such registration is practicable, at the cost and expense of the person making such deposit (or for whose benefit such deposit is made) and shall obtain evidence satisfactory to it of such registration.  Deposited Securities shall be held by the Custodian for the account and to the order of the Depositary at such place or places and in such manner as the Depositary shall determine.  Deposited Securities may be delivered by the Custodian to any person only under the circumstances expressly contemplated in this Deposit Agreement. To the extent that the provisions of or governing the Shares make delivery of certificates therefor impracticable, Shares may be deposited hereunder by such delivery thereof as the Depositary or the Custodian may reasonably accept, including, without limitation, by causing them to be credited to an account maintained by the Custodian for such purpose with the Company or an accredited intermediary, such as a bank, acting as a registrar for the Shares, together with delivery of the documents, payments and Delivery Order referred to herein to the Custodian or the Depositary.

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4.  Issue of ADRs.  After any deposit of Shares pursuant to Section 3 hereof, the Custodian shall notify the Depositary of such deposit and of the information contained in any related Delivery Order by letter, first class airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by cable, telex or facsimile transmission.  After receiving such notice from the Custodian, the Depositary, subject to this Deposit Agreement, shall properly issue at the Transfer Office, to or upon the order of any person named in such notice, an ADR or ADRs registered as requested and evidencing the aggregate ADSs to which such person is entitled.

5.  Distributions on Deposited Securities.  To the extent that the Depositary determines in its reasonable discretion that any distribution pursuant to paragraph (10) of the form of ADR is not practicable with respect to any Holder (after consultation with the Company if practicable, if such distribution is not practicable with respect to all Holders), the Depositary may make such distribution as it so deems practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or the retention thereof as Deposited Securities with respect to such Holder's ADRs (without liability for interest thereon or the investment thereof).

6.  Withdrawal of Deposited Securities.  In connection with any surrender of an ADR for withdrawal of the Deposited Securities represented by the ADSs evidenced thereby, the Depositary may require proper endorsement in blank of such ADR (or duly executed instruments of transfer thereof in blank) and the Holder's written order directing the Depositary to cause the Deposited Securities represented by the ADSs evidenced by such ADR to be withdrawn and delivered to, or upon the written order of, an account in the name of such Holder or such name as shall be designated by such Holder maintained by the Company or its agent in the case of Shares in registered form, or maintained by an accredited financial institution in the case of Shares in bearer form designated in such order (a "Withdrawal Order"). Directions from the Depositary to the Custodian to deliver Deposited Securities shall be given by letter, first class airmail postage prepaid, or, at the request, risk and expense of the Holder, by cable, telex or facsimile transmission.  Delivery of Deposited Securities may be made by the delivery of certificates (which, if required by law shall be properly endorsed or accompanied by properly executed instruments of transfer or, if such certificates may be registered, registered in the name of such Holder or as ordered by such Holder in any Withdrawal Order) or by such other means as the Depositary may deem practicable, including, without limitation, by transfer of record ownership thereof to an account designated in the Withdrawal Order maintained either by the Company or an accredited intermediary, such as a bank, acting as a registrar for the Deposited Securities.

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7.  Substitution of ADRs.  The Depositary shall execute and deliver a new Direct Registration ADR in exchange and substitution for any mutilated certificated ADR upon cancellation thereof or in lieu of and in substitution for such destroyed, lost or stolen certificated ADR, unless the Depositary has notice that such ADR has been acquired by a bona fide purchaser, upon the Holder thereof filing with the Depositary a request for such execution and delivery and a sufficient indemnity bond and satisfying any other reasonable requirements imposed by the Depositary.

8.  Cancellation and Destruction of ADRs; Maintenance of Records.  All ADRs surrendered to the Depositary shall be cancelled by the Depositary.  The Depositary is authorized to destroy ADRs in certificated form so cancelled in accordance with its customary practices.

The Depositary agrees to maintain or cause its agents to maintain records of all ADRs surrendered and Deposited Securities withdrawn under Section 6 hereof and paragraph (2) of the form of ADR, substitute ADRs delivered under Section 7 hereof, and canceled or destroyed ADRs under this Section 8, in keeping with the procedures ordinarily followed by stock transfer agents located in the City of New York or as required by the laws or regulations governing the Depositary.

9.  The Custodian.  The Depositary shall ensure that at all times there is a Custodian hereunder so long as one exists willing to accept such role.   Any Custodian in acting hereunder shall be subject to the directions of the Depositary and shall be responsible solely to it.  The Depositary reserves the right to add, replace or remove a Custodian.  The Depositary will give prompt notice of any such action, which will be advance notice if practicable, and, if practicable, will consult prior to appointing any further agents to act as Custodian hereunder and prior to discharging any Custodian.

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Any Custodian may resign from its duties hereunder by at least 30 days written notice to the Depositary.  The Depositary will inform the Company of any such resignation promptly after receipt of written notice of resignation from the Custodian.   The Depositary may discharge any Custodian at any time upon notice to the Custodian being discharged.  Any Custodian ceasing to act hereunder as Custodian shall deliver, upon the instruction of the Depositary, all Deposited Securities held by it to a Custodian continuing to act. Notwithstanding anything to the contrary contained in this Deposit Agreement (including the ADRs), the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that the Custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located.

10.  Co-Registrars and Co-Transfer Agents.  The Depositary may, after consultation with the Company if practicable, appoint and remove (i) co-registrars to register ADRs and transfers, combinations and split-ups of ADRs and to countersign ADRs in accordance with the terms of any such appointment and (ii) co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices in addition to the Transfer Office on behalf of the Depositary.  Each co-registrar or co-transfer agent (other than JPMorgan Chase Bank, N.A.) shall give notice in writing to the Company and the Depositary accepting such appointment and agreeing to be bound by the applicable terms of this Deposit Agreement.

11.  Lists of Holders.  The Company shall have the right to inspect transfer records of the Depositary and its agents and the ADR Register, take copies thereof and require the Depositary and its agents to supply copies of such portions of such records as the Company may request.  The Depositary or its agent shall furnish to the Company promptly upon the written request of the Company (provided in a manner permitted in Section 17 of this Deposit Agreement), a list of the names, addresses and holdings of ADSs by all Holders as of a date within three days of the Depositary's receipt of such request.

12.  Depositary's Agents.  The Depositary may perform its obligations under this Deposit Agreement through any agent appointed by it, provided that the Depositary shall notify the Company of such appointment and shall remain responsible for the performance of such obligations as if no agent were appointed, subject to paragraph (14) of the form of ADR. To the extent the Depositary is retaining an agent to perform a material function hereunder (and for no other ADR program for which JPMorgan Chase Bank, N.A. serves as depositary) and such proposed agent has not heretofore been retained by JPMorgan Chase Bank, N.A. in an agency capacity, the Depositary shall consult with the Company prior to the appointment of such agent.

13.  Successor Depositary. The Depositary may at any time resign as Depositary hereunder by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

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The Depositary may at any time be removed by the Company by prior written notice of such removal to the Depositary, such removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided. In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use reasonable best efforts to appoint a successor depositary.  Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor.  The predecessor depositary, only upon payment of all sums due to it and on the written request of the Company, shall (i) execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder (other than its rights to indemnification and fees owing, each of which shall survive any such removal and/or resignation), (ii) duly assign, transfer and deliver all right, title and interest to the Deposited Securities to such successor, and (iii) deliver to such successor a list of the Holders of all outstanding ADRs.  Any such successor depositary shall promptly mail notice of its appointment to such Holders.   Any bank or trust company into or with which the Depositary may be merged or consolidated, or to which the Depositary shall transfer substantially all its American depositary receipt business, shall be the successor of the Depositary without the execution or filing of any document or any further act.

14.  Reports .  On or before the first date on which the Company makes any communication available to holders of Deposited Securities or any securities regulatory authority or stock exchange, by publication or otherwise, the Company shall transmit to the Depositary a copy thereof in English or with an English translation or summary.  The Company has delivered to the Depositary, the Custodian and any Transfer Office, a copy of all provisions of or governing the Shares and any other Deposited Securities issued by the Company or any affiliate of the Company and, promptly upon any change thereto, the Company shall deliver to the Depositary, the Custodian and any Transfer Office, a copy (in English or with an English translation) of such provisions as so changed.  The Depositary and its agents may rely upon the Company's delivery of all such communications, information and provisions for all purposes of this Deposit Agreement and the Depositary shall have no liability for the accuracy or completeness of any thereof.

15.  Additional Shares.  Neither the Company nor any company controlling, controlled by or under common control with the Company shall issue additional Shares, rights to subscribe for Shares, securities convertible into or exchangeable for Shares or rights to subscribe for any such securities or shall deposit any Shares under this Deposit Agreement, except under circumstances complying in all respects with the Securities Act of 1933.  At the reasonable request of the Depositary where it deems necessary, the Company will furnish the Depositary with legal opinions, in such forms reasonably acceptable to the Depositary, dealing with such issues requested by the Depositary.  The Depositary will use reasonable efforts to comply with written instructions of the Company not to accept for deposit hereunder any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company's compliance with securities laws in the United States.

16.  Indemnification. The Company shall indemnify, defend and save harmless each of the Depositary and its agents against any loss, liability or expense (including reasonable fees and expenses of counsel) which may arise out of acts performed or omitted, in connection with the provisions of this Deposit Agreement and of the ADRs, as the same may be amended, modified or supplemented from time to time in accordance herewith (i) by either the Depositary or its agents or their respective directors, employees, agents and affiliates, except, subject to the penultimate paragraph of this Section 16,  for any liability or expense directly arising out of the negligence or bad faith of the Depositary, or (ii) by the Company or  any of its directors, employees, agents or affiliates.

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The indemnities set forth in the preceding paragraph shall also apply to any liability or expense which may arise out of any misstatement or alleged misstatement or omission or alleged omission in any registration statement, proxy statement, prospectus (or placement memorandum), or preliminary prospectus (or preliminary placement memorandum) relating to the offer or sale of ADSs, except to the extent any such liability or expense arises out of (i) information relating to the Depositary or its agents (other than the Company), as applicable, furnished in writing by the Depositary and not changed or altered by the Company expressly for use in any of the foregoing documents or (ii) if such information is provided, the failure to state a material fact necessary to make the information provided not misleading.

Except as provided in the next succeeding paragraph, the Depositary shall indemnify, defend and save harmless the Company against any loss, liability or expense (including reasonable fees and expenses of counsel) incurred by the Company in respect of this Deposit Agreement to the extent such loss, liability or expense is due to the negligence or bad faith of the Depositary.

Notwithstanding any other provision of this Deposit Agreement or the form of ADR to the contrary, neither the Company nor the Depositary, nor any of their agents, shall be liable to the other for any indirect, special, punitive or consequential damages (collectively "Special Damages") of any form incurred by any of them or any other person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, except (i) to the extent such Special Damages arise from the gross negligence or willful misconduct of the party from whom indemnification is sought or (ii) to the extent Special Damages arise from or out of a claim brought by a third party (including, without limitation, Holders) against the Depositary or its agents where  the Depositary has not been grossly negligent under the Deposit Agreement

Any person seeking indemnification hereunder (an "Indemnified Person") shall notify the person from whom it is seeking indemnification (the "Indemnifying Person") of the commencement of any indemnifiable action or claim promptly after such Indemnified Person becomes aware of such commencement (provided that the failure to make such notification shall not affect such Indemnified Person's rights otherwise than under this Section 16 and shall only affect its rights hereunder to the limited extent that such failure is prejudicial) and shall consult in good faith with the Indemnifying Person as to the conduct of the defense of such action or claim, which shall be reasonable in the circumstances.  No Indemnified Person shall compromise or settle any indemnifiable action or claim without the prior written consent of the Indemnifying Person (which consent shall not be unreasonably withheld or delayed).

The obligations set forth in this Section 16 shall survive the termination of this Deposit Agreement and the succession or substitution of any Indemnified Person.

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17.  Notices.  Notice to any Holder shall be deemed given when first mailed to the address of such Holder on the ADR Register or received by such Holder. Failure to notify a Holder or any defect in the notification to a Holder shall not affect the sufficiency of notification to other Holders or to the beneficial owners of ADSs held by such other Holders.  Notice to the Depositary or the Company shall be deemed given when first received by it at the address or facsimile transmission number set forth in (a) or (b), respectively, or at such other address or facsimile transmission number as either may specify to the other by written notice:

(a)	JPMorgan Chase Bank, N.A.
1 Chase Manhattan Plaza, Floor 58
New York, New York, 10005-1401
Attention:  Depositary Receipts Group
Fax: (212) 552-2614
Email:  each of XXX and XXX

(b)	ALCATEL LUCENT
3, avenue Octave Gréard
75007 Paris, France
Attention: Director of Investor Relations
Fax: +33 (0)1 40 76 14 05
Email: finance@alcatel-lucent.com

18.  Miscellaneous.  This Deposit Agreement is for the exclusive benefit of the Company, the Depositary, the Holders, and their respective successors hereunder, and shall not give any legal or equitable right, remedy or claim whatsoever to any other person.  The Holders and owners of ADRs from time to time shall be parties to this Deposit Agreement and shall be bound by all of the provisions hereof.  If any such provision is invalid, illegal or unenforceable in any respect, the remaining provisions shall in no way be affected thereby.  This Deposit Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

19.  Consent to Jurisdiction; Service of Process.  (a) The Company irrevocably agrees that any legal suit, action or proceeding against the Company brought by the Depositary or any Holder, arising out of or based upon this Deposit Agreement or the transactions contemplated hereby, may be instituted in any state or federal court in New York, New York, and irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The Company also irrevocably agrees that any legal suit, action or proceeding against the Depositary brought by the Company, arising out of or based upon this Deposit Agreement or the transactions contemplated hereby, may only be instituted in a state or federal court in New York, New York. Notwithstanding the foregoing, any action against the Company based on this Deposit Agreement or the transactions contemplated hereby may be instituted by the Depositary and Holders in any competent court in France and/or the United States.

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The Company has appointed ALCATEL−LUCENT HOLDINGS Inc., 600 Mountain Avenue, Murray Hill, New Jersey 07974, as its authorized agent (the "Authorized Agent") upon which process may be served in any such action arising out of or based on this Deposit Agreement or the transactions contemplated hereby which may be instituted in any state or federal court in New York, New York by the Depositary or any Holder, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable. The Company represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.  The Company further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding against the Company, by service by mail of a copy thereof upon the Authorized Agent (whether or not the appointment of such Authorized Agent shall for any reason prove to be ineffective or such Authorized Agent shall fail to accept or acknowledge such service), with a copy mailed to the Company by registered or certified air mail, postage prepaid, to its address provided in Section 17(b) hereof. The Company agrees that the failure of the Authorized Agent to give any notice of such service to the Company shall not impair or affect in any way the validity of such service or any judgment or award rendered in any action or proceeding based thereon. If, for any reason, the Authorized Agent named above or its successor shall no longer serve as agent of the Company to receive service of process, notice or papers, the Company shall promptly advise the Depositary thereof and shall promptly appoint a successor acceptable to the Depositary to serve as Authorized Agent hereunder.  In the event the Company fails to continue such designation and appointment in full force and effect as aforesaid, the Company hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder, and service of process so made shall be deemed completed five (5) days after the same shall have been so mailed.

(b) To the extent that the Company or any of its properties, assets or revenues may have or may hereafter be entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or other matters under or arising out of or in connection with the Shares or Deposited Securities, the ADSs, the ADRs or this Deposit Agreement, the Company, to the fullest extent permitted by law, hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.

(c)  Waiver.  EACH PARTY TO THIS DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER AND/OR HOLDER OF INTERESTS IN ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY).

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20.  Amendment and Restatement of Old Deposit Agreement.  The Deposit Agreement amends and restates the Old Deposit Agreement in its entirety to consist exclusively of the Deposit Agreement, and each Old Receipt is hereby deemed amended and restated to substantially conform to the form of ADR set forth in Exhibit A annexed hereto, except that, to the extent any portion of either such amendment and restatement would prejudice any substantial existing right of owners of Old Receipts, such portion shall not become effective as to such owners until 30 days after such owners shall have received notice thereof, such notice to be conclusively deemed given upon the mailing to such owners of notice of such amendment and restatement which notice contains a provision whereby such owners can receive a copy of the form of ADR.

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           IN WITNESS WHEREOF, ALCATEL LUCENT and JPMORGAN CHASE BANK, N.A. have duly executed this Deposit Agreement as of the day and year first above set forth and all holders of ADRs shall become parties hereto upon acceptance by them of ADRs issued in accordance with the terms hereof.

ALCATEL LUCENT By: _________________________ Name: Title: JPMORGAN CHASE BANK, N.A. By: _________________________ Name: Title: Vice President

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EXHIBIT A
ANNEXED TO AND INCORPORATED IN
DEPOSIT AGREEMENT

[FORM OF FACE OF ADR]

____ Number	No. of ADSs: Each ADS represents One Share CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

ORDINARY SHARES

of

ALCATEL LUCENT

(A Société Anonyme organized under the laws of The Republic of France)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States of America , as depositary hereunder (the "Depositary"), hereby certifies that                                                                  is the registered owner (a "Holder") of                                                        American Depositary Shares ("ADSs"), each (subject to paragraph (13)) representing one ordinary share (including the rights to receive Shares described in paragraph (1), "Shares" and, together with any other securities, cash or property from time to time held by the Depositary in respect or in lieu of deposited Shares, the "Deposited Securities"), of ALCATEL LUCENT, a société anonyme organized under the laws of The Republic of France (the "Company"), deposited under the Amended and Restated Deposit Agreement dated as of [DATE]  , 2013 (as amended from time to time, the "Deposit Agreement") among the Company, the Depositary and all Holders from time to time of American Depositary Receipts issued thereunder ("ADRs"), each of whom by accepting an ADR becomes a party thereto.  The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York, without regard to such state’s principles of conflicts of laws.

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(1)  Issuance and Pre-Release of ADSs.  This ADR is one of the ADRs issued under the Deposit Agreement.  Subject to the other provisions hereof, the Depositary may so issue ADRs for delivery at the Transfer Office (as hereinafter defined) only against deposit of:  (a) Shares in form satisfactory to the Custodian; (b) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions; or, (c) in accordance with the next paragraph hereof.

In its capacity as Depositary, the Depositary shall not lend Shares or ADSs; provided, however, that the Depositary may issue ADSs prior to the receipt of Shares (each such transaction a "Pre-Release"). The Depositary may receive ADSs in lieu of Shares to close out a Pre-Release (which ADSs will promptly be canceled by the Depositary upon receipt by the Depositary). Each such Pre-Release will be subject to a written agreement whereby the person or entity (the "Applicant") to whom ADSs are to be delivered (a) represents that at the time of the Pre-Release the Applicant or its customer owns the Shares that are to be delivered by the Applicant under such Pre-Release, (b) agrees to indicate the Depositary as owner of such Shares in its records and to hold such Shares in trust for the Depositary until such Shares are delivered to the Depositary or the Custodian, (c) unconditionally guarantees to deliver to the Depositary or the Custodian, as applicable, such Shares, and (d) agrees to any additional restrictions or requirements that the Depositary deems appropriate. Each such Pre-Release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the Depositary deems appropriate, terminable by the Depositary on not more than five (5) business days' notice and subject to such further indemnities and credit regulations as the Depositary deems appropriate. The Depositary will normally limit the number of ADSs involved in such Pre-Release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to Pre-Released ADSs outstanding), provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The Depositary may also set limits with respect to the number of ADSs involved in Pre-Release with any one person on a case-by-case basis as it deems appropriate. The Depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided as described above, but not the earnings thereon, shall be held for the benefit of the Holders (other than the Applicant).

Every person depositing Shares under the Deposit Agreement represents and warrants that (a) such Shares and the certificates therefor are duly authorized, validly issued and outstanding, fully paid, nonassessable and legally obtained by such person (b) all pre-emptive and comparable rights, if any, with respect to such Shares have been validly waived or exercised, (c) that the person making such deposit is duly authorized so to do, (d) the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim and that such Shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933 ("Restricted Securities") unless at the time of deposit the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 shall not apply and such Shares may be freely transferred and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. To the extent the person depositing Shares is an "affiliate" of the Company as such term is defined in Rule 144, the person also represents and warrants that upon the sale of the ADSs, all of the provisions of Rule 144 which enable the Shares to be freely sold (in the form of ADSs) will be fully complied with and, as a result thereof, all of the ADSs issued in respect of such Shares will not be on the sale thereof, Restricted Securities.  Such representations and warranties shall survive the deposit and withdrawal of Shares and the issuance and cancellation of ADSs in respect thereof and the transfer of such ADSs.  The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered; the Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate the Company's compliance with such Act.

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(2)  Withdrawal of Deposited Securities.  Subject to paragraphs (4) and (5), upon surrender of (i) a certificated ADR in form satisfactory to the Depositary at the Transfer Office or (ii) proper instructions and documentation in the case of a Direct Registration ADR, the Holder hereof is entitled to the transfer to an account in the name designated in the Withdrawal Order maintained by the Company in the case of Shares in registered form, or transfer to an account of an accredited financial institution on behalf of such Holder in the case of Shares in bearer form, of such whole number of Deposited Securities, at the time represented by the ADSs evidenced by this ADR.  At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder.  Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

(3)  Transfers of ADRs.  The Depositary or its agent will keep, at a designated transfer office (the "Transfer Office"), (a) a register (the "ADR Register") for the registration, registration of transfer, combination and split-up of ADRs, and, in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. The term ADR Register includes the Direct Registration System.   Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed (in the case of ADRs in certificated form) or upon  delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the ADR Register as the absolute owner hereof for all purposes and neither the Depositary nor the Company will have any obligation or be subject to any liability under the Deposit Agreement to any holder of an ADR, unless such holder is the Holder thereof.  Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the aggregate number of ADSs surrendered for split-up or combination, by the Holder hereof or by duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed (in the case of ADRs in certificated form) or upon  delivery to the Depositary of proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it or requested by the Company in order to enable the Company to comply with applicable law..  At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, execute and deliver a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

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(4)  Certain Limitations.  Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require:  (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) of this ADR; (b) the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement.  The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary.

The Depositary may accept Shares which the Depositary believes have been withdrawn from a restricted ADR facility established or maintained by a depositary bank for deposit only if such Shares have been acquired in a transaction (i) registered under the Securities Act of 1933, (ii) in compliance with Regulation S under the Securities Act of 1933, or (iii) in accordance with Rule 144 under the Securities Act of 1933 and the Depositary shall, as a condition of accepting the deposit of such Shares, require the person depositing such Shares to provide the Depositary with a certificate in writing to the foregoing effect.  The Depositary will be entitled to rely for purposes of this paragraph, unless the Depositary has actual knowledge to the contrary, on any such certificate as to the effectiveness of a registration statement or the availability of any exemption from the registration requirements of the Securities Act of 1933.

(5)  Taxes.  If any tax or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary and by holding or having held an ADR the Holder and all prior Holders hereof, jointly and severally, agree to indemnify, defend and save harmless each of the Depositary and its agents in respect thereof.    The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of paragraph (2), any withdrawal of such Deposited Securities until such payment is made.  The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of

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such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Shares. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian.  If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto.  The Depositary will forward to the Company or its agent in a timely manner such information as the Company may reasonably request to enable the Company or its agent to file necessary reports with governmental agencies, and either the Company or the Depositary may file any such reports necessary to obtain benefits under any applicable tax treaties for Holders.  The Depositary shall cooperate with the Company in the Company’s efforts to make and maintain arrangements enabling Holders to receive any tax credits or other benefits (pursuant to treaty or otherwise) relating to dividend payments on the ADSs, and the Depositary shall, to the extent reasonably practicable, provide the Company with such documents as the Company may reasonably request to maintain such arrangements. The Depositary will use its reasonable commercial efforts to assist eligible U.S. resident Holders in following the procedures established by the French Treasury for such Holders to recover the excess 15% French withholding tax initially withheld and deducted in respect of dividends distributed to them by the Company as well as to recover any tax credit payment to be made in accordance with procedures established by the French Treasury.  In addition, the Depositary will use reasonable efforts to follow any procedures that may be established by the French Treasury for eligible U.S. resident Holders to be subject to a reduced withholding tax rate of 15%, if available, at the time dividends are paid. Each Holder of an ADR or an interest therein agrees to indemnify the Depositary, the Company, the Custodian and any of their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

(6) Disclosure of Interests.  Notwithstanding any other provision of this Deposit Agreement, each Holder agrees to comply with the Company's Statuts, as they may be amended from time to time, and the laws of The Republic of France with respect to the disclosure requirements regarding ownership of Shares, all as if the ADSs were the Shares represented thereby. As of the date of the Deposit Agreement, such disclosure requirements are summarized as follows:

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Each Holder agrees to (a) promptly provide such information as the Company may request from time to time pursuant to any applicable laws, regulations or the organizational or corporate documents of the Company (including, without limitation, French law, any applicable law of the United States, the Company Statuts, any resolutions of the Company’s Board of Directors adopted pursuant to such Statuts, the requirements of any markets or exchanges upon which the Shares, American Depositary Shares or Receipts are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs may be transferred), and (b) be bound by and subject to such laws, regulations, and organizational and corporate documents, to the same extent as if such Holder held Shares directly, in each case irrespective of whether or not they are Holder at the time such request is made. The Depositary agrees to use its reasonable efforts to forward upon the request of the Company any such request from the Company to the Holders.  Without limiting the generality of the foregoing, each Holder, acting alone or in concert, agrees to comply with the Company’s Articles of Association (statuts) and any other organizational document, as the same may be amended from time to time and French law, with respect to disclosure requirements regarding ownership, and the potential for ownership (including through any derivative instruments), of Shares including through ADSs, which is deemed to include inter alia requirements to make notifications and filings within the required time frames to the Company and the French Autorité des Marchés Financiers (“AMF”).

French law provides that any individual or entity (including a Holder of ADRs), acting alone or in concert with others, that acquires, directly or indirectly, more than one-twentieth (5%), one-tenth (10%), three twentieth (15%), one-fifth (20%), one-quarter (25%), three tenth (30%), one-third (33%), one-half (50%), two-thirds (66.66%), eighteen twentieth (90%) and nineteen twentieth (95%) of the share capital or the voting rights of the Company, or whose holdings fall below any such threshold, must notify the Company and the AMF, the administrative agency that has general regulatory authority over the French stock exchanges (no later than the close of the trading session of the fourth trading day following the crossing, upwards or downwards, of the relevant threshold), in particular, of the number of equity securities it holds and the voting rights attached thereto. In the case of a violation of the notification requirements provided for under French law, the undeclared share capital interest in excess of the required notification threshold will be deprived of voting rights until the end of a two-year period following the date on which the owner thereof has complied with such notification requirement. In addition, any shareholder who fails to comply with the above requirements may have all or part of its voting rights suspended for up to five years by the commercial court at the request of the Company's chairman, any shareholder or the AMF.

In addition, the Statuts provide that every shareholder (including a holder of ADSs) who holds a number of Company shares equal to or in excess of (1) 2% of the total number of the shares must, within a period of five trading days from the date on which this share ownership threshold is reached, inform the Company of the total number of shares that he owns, by letter or fax. This notification shall be renewed under the same conditions each time a further threshold of 1% is reached; (2) 3% of the total number of the shares must, within a period of five trading days from the date on which this share ownership threshold is reached, request the registration of his shares. This obligation to register shares shall apply to all the shares already held as well as to any which might be acquired subsequently in excess of this threshold. The copy of the request for registration, sent by letter or fax to the Company within fifteen days from the date on which this share ownership threshold is reached, shall be deemed to be a notification that the threshold has been reached. A further request shall be sent in the same conditions each time a further threshold of 1% is reached, up to 50%.

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Calculation of the thresholds in (1) and (2) above shall include indirectly held shares and shares equivalent to existing shares as defined in Article L. 233-7 and seq. of the Commercial Code. Shareholders must certify that all securities owned or held as defined in the preceding paragraph are included in each such declaration and must also indicate the date(s) of acquisition.

In the event that a Holder fails to comply with the requirements of the Company's Statuts set forth above, such Holder, upon request of a holder or holders of 3% or more of the share capital of the Company (and recorded in the minutes of the relevant general meeting of shareholders), shall not be permitted, in accordance with, and subject to the limitations provided under French Law, to exercise voting rights with respect to any Shares or shares assimilated to Shares as to which any required disclosure (as set forth in the two preceding paragraphs) has not been made. Such disqualification shall only apply to Shares in excess of the applicable threshold. Neither the Depositary nor any of its agents shall have any obligations or responsibilities under, or with respect to any restrictions or limitations contemplated by, this paragraph

Holders of ADRs shall provide any required notifications to the Company at its principal address as set forth on its website.

The provisions of this paragraph (6) relating to Shares or voting rights held by a person or an entity also apply to Shares or voting rights assimilated to such Shares or such voting rights as set forth under French Law, as the same may be amended from time to time, i.e., (i) Shares or voting rights held by another person or entity on behalf of such person or entity, (ii) Shares or voting rights held by any company which is directly or indirectly controlled by such person or entity, (iii) Shares or voting rights held by a third party acting in concert with such person or entity or (iv) Shares or voting rights that such person or entity, or any person or entity referred to in (i), (ii) or (iii) above, is entitled to acquire at its sole option by virtue of an agreement.

Holders and all persons holding ADRs agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable Company instructions in respect thereof. The Company reserves the right to instruct Holders to deliver their ADSs for cancellation and withdrawal of the Deposited Securities so as to permit the Company to deal directly with the Holder thereof as a holder of Shares and Holders agree to comply with such instructions.
(a)

(7)  Charges of Depositary.  The Depositary may charge, and collect from, (i) each person to whom ADSs are issued, including, without limitation, issuances against deposits of Shares, issuances in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), issuances pursuant to a stock dividend or stock split declared by the Company, or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or the Deposited Securities, and (ii) each person surrendering ADSs for withdrawal of Deposited Securities or whose ADSs are cancelled or reduced for any other reason, U.S.$5.00 for each 100 ADSs (or portion thereof) issued, delivered, reduced, cancelled or surrendered (as the case may be). The Depositary may sell (by public or private sale) sufficient securities

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and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge. The following additional charges shall be incurred by the Holders, by any party depositing or withdrawing Shares or by any party surrendering ADSs, to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or the Deposited Securities or a distribution of ADSs pursuant to paragraph (10)), whichever is applicable (i) a fee of U.S.$0.02 or less per ADS for any Cash distribution made pursuant to the Deposit Agreement, (ii) a fee of U.S.$1.50 per ADR or ADRs for transfers made pursuant to paragraph (3) hereof, (iii) a fee for the distribution or sale of securities pursuant to paragraph (10) hereof, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities (for purposes of this paragraph (7) treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto, (iv) an aggregate fee of up to U.S.$0.02 per ADS per calendar year (or portion thereof) for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against Holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and (v) reimbursement of such fees, charges and expenses as are incurred by the Depositary and/or any of the Depositary's agents (including, without limitation, the Custodian and expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Shares or other Deposited Securities, the sale of securities (including, without limitation, Deposited Securities), the delivery of Deposited Securities or otherwise in connection with the Depositary's or its Custodian's compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions). The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees in respect of the Shares as of the date of the Deposit Agreement), and (iv) in connection with the conversion of foreign currency into U.S. dollars, JPMorgan Chase Bank, N.A. shall deduct out of such foreign currency the fees and expenses charged by it and/or its agent (which may be a division, branch or affiliate) so appointed  in connection with such conversion. Further detail regarding conversion exchange fees and expenses can be found on adr.com. Such charges may at any time and from time to time be changed by agreement between the Company and the Depositary.

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The Depositary anticipates collecting a portion of the issuance, cancellation, dividend and annual administrative servicing fees referenced above for the account of the Company and providing such amounts to the Company on a periodic basis.

The right of the Depositary to receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

(8)  Available Information.  The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian and at the Transfer Office.  The Depositary will distribute copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the United States Securities and Exchange Commission (the "Commission").  Such reports and other information may be inspected and copied at public reference facilities maintained by the Commission located at the date hereof at 100 F Street, NE, Washington, DC 20549.

(9)  Execution.  This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

JPMORGAN CHASE BANK, N.A., as Depositary

By __________________________
Authorized Officer

The Depositary's office is located at 1 Chase Manhattan Plaza, Floor 58, New York, New York, 10005-1401

J.P.Morgan

[FORM OF REVERSE OF ADR]

(10)  Distributions on Deposited Securities.  Subject to paragraphs (4) and (5), to the extent practicable, the Depositary will distribute to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder's ADRs:

(a) Cash.  Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) ("Cash"), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary's or its agents' fees and expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.  Neither Holders nor the Depositary will be entitled to receive increased dividend rights (dividende majoré) by virtue of their holdings of ADSs or otherwise unless the Depositary has been advised in writing by the Company that Holders are eligible to benefit from such rights as a matter of French law and the Company and the Depositary shall have devised a mechanism for the allocation of such rights.

(b) Shares.  (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a "Share Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash.

(c) Rights.  (i) Warrants or other instruments after consultation with  the Company, representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).

J.P.Morgan

(d) Other Distributions.  (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights  ("Other Distributions"), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary, after consultation with the Company, deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash. The Depositary reserves the right to utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities and/or conversion of foreign currency hereunder.    Any U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices.

(11)  Record Dates. The Depositary may fix a record date (a) after consultation with the Company, for the determination of the Holders who shall be responsible for the fee assessed by the Depositary for administration of the ADR program and for any expenses provided for in paragraph (7) hereof as well as (b) after consultation with the Company, for the determination of the Holders who shall be entitled (i) to receive any distribution on or in respect of Deposited Securities, (ii) to give instructions for the exercise of any voting rights, and, (c) after consultation with the Company, if practicable  to receive any notice or to act in respect of other matters and only such Holders shall be so entitled or obligated. Should the Company fail to timely consult under circumstances described in either (a) or (b) above, neither the Depositary nor any of its agents shall have any liability for any delays in setting any record date or for the non-setting of any record date.

(12)  Voting of Deposited Securities.  Upon receipt of notice of any meeting of holders of Shares or other Deposited  Securities, the Depositary shall, directly or through an intermediary on behalf of the Depositary, as soon as practicable thereafter, provide to the Holders either by mail or electronically to those Holders that have consented to electronic delivery: (a) (i) a summary in English of the notice of such meeting sent by the Company to the Depositary pursuant to Section 14 of the Deposit Agreement or (ii) if and to the extent requested in writing by the Company, a notice card or letter, in form and substance reasonably acceptable to the Company, which shall include instructions as to how a Holder may access the notice or summary referenced above and/or other associated materials through an Internet website and how a Holder may request a paper copy of such documents, (b) a statement (which may be included in the notice card or letter referred to in clause (a) above) that the Holder, based on the Depositary’s records as of the close of business on a record date established by the Depositary, is or shall be entitled, subject to any applicable provisions of law, the Statuts of the Company and the Deposited Securities (which provisions, if any, including any applicable provisions relating to double voting rights, shall be summarized in pertinent part in one of the materials made available as provided in clause (a) above), to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Shares or other Deposited Securities represented by such Holder's ADSs and (c) a statement (which may be included in one of the materials made available as provided in clause (a) above) as to the manner in which such instructions may be given to the Depositary, including a statement as to the manner in which Shares with respect to which the Depositary does not receive properly completed voting instructions or receives a blank proxy will be voted, and setting forth the date established by the Depositary for the receipt of such instructions (the "Receipt Date").

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According to French Law and the Company's Statuts, only holders of Shares who hold their Shares in registered form for at least three years will be entitled to double voting rights.  Thus, Holders of ADSs representing Shares in bearer form will not be entitled to double voting rights.  These double voting rights expire when registered Shares are converted to bearer Shares or when ownership of Shares is transferred.

Upon actual receipt by the ADR department of the Depositary of properly completed voting instructions, on or before the Receipt Date, the Depositary shall either, in its discretion, vote such Deposited Securities in accordance with such instructions or forward such instructions to the Custodian, and the Custodian shall endeavor, insofar as practicable and permitted under any applicable provisions of French Law, the Company's Statuts and the Deposited Securities, to vote or cause to be voted the Deposited Securities in accordance with any nondiscretionary instructions set forth in such request.  The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities other than in accordance with such instructions or in accordance with the statement under (d) above as to the manner in which Shares with respect to which the Depositary does not receive properly completed voting instructions or receives a blank proxy will be voted.

The Depositary will take no action to impair the ability of the Custodian to vote the number of Shares (including the Shares held by the Depositary in registered form which may be entitled to double voting rights) necessary to carry out the instructions of all Holders hereunder.

There is no guarantee that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable such Holder to return any voting instructions to the Depositary in a timely manner.

The Depositary and the Company may revise the voting procedures set forth in this paragraph (12) as they deem necessary or advisable in order to comply with applicable law, the Statuts of the Company or market practice.    Notice of such revised procedures shall be provided in any distribution to Holders provided for above and shall not be considered an amendment to the Deposit Agreement or the ADR.

(13)  Changes Affecting Deposited Securities.  Subject to paragraphs (4) and (5), the Depositary may, after consultation with the Company, and shall if reasonably requested by the Company, amend this ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and, irrespective of whether such Deposited Securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.  Promptly upon the occurrence of any of the aforementioned changes affecting Deposited Securities, the Company shall notify the  Depositary in writing of such occurrence.

J.P.Morgan

 (14)  Exoneration.  The Depositary, the Company, their agents and each of them shall: (a) incur no liability (i) if any present or future law, rule, regulation , fiat, order or decree of the United  States, The Republic of France or any other country, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of the Company's charter, any act of God, war, terrorism or other circumstance beyond its control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or this ADR provides shall be done or performed by it or them (including, without limitation, voting pursuant to paragraph (12) hereof), or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable); (b) assume no liability except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or willful misconduct; (c) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; (d) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; or (e) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information. The Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system.  The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any Custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The Depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.  Further, the Depositary and its agents disclaim to the maximum extent permitted by law any and all liability for the price received in connection with any sale of securities or the timing thereof. Notwithstanding anything to the contrary contained in the Deposit Agreement or this ADR, the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that (A) the Custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary  as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located and (B) the Company or the Holders have incurred direct damages as a result of such act or omission to act on the part of the Custodian.  The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed

J.P.Morgan

by them to be genuine and to have been signed, presented or given by the proper party or parties. The Depositary shall be under no obligation to inform Holders or any other holders of an interest in an ADS about the requirements of French law, rules or regulations or any changes therein or thereto. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast (other than in the case of the gross negligence or willful misconduct of the Depositary)or for the effect of any such vote. The Depositary may rely upon instructions from the Company or its counsel in respect of any governmental or agency approval or license required for any currency conversion, transfer or distribution.  The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. Notwithstanding anything to the contrary set forth in the Deposit Agreement or an ADR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any ADR or ADRs or otherwise related hereto or thereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.   The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances. None of the Depositary, the Custodian or the Company shall be liable for the failure by any Holder or beneficial owner to obtain the benefits of credits on the basis of non-U.S. tax paid against such Holder's or beneficial owner's income tax liability. The Depositary and the Company shall not incur any liability for any tax consequences that may be incurred by Holders and beneficial owners on account of their ownership of the ADRs or ADSs. The Depositary shall not incur any liability for the content of any information submitted to it by or on behalf of the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of this Deposit Agreement or for the failure or timeliness of any notice from the Company.  Notwithstanding anything herein or in the Deposit Agreement to the contrary, the Depositary and the Custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection herewith and the Deposit Agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the Depositary and the Custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.  By holding an ADS or an interest therein, Holders and owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving the Company or the Depositary, arising out of or based upon this Deposit Agreement or the transactions contemplated hereby, may only be instituted in a state or federal court in New York, New York, and by holding an ADS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.  Neither the Company nor the Depositary nor any of their respective agents shall be liable to Holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought. No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof.

J.P.Morgan

(15)  Resignation and Removal of Depositary; the Custodian. The Depositary may resign as Depositary by written notice of its election to do so delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  The Depositary may at any time be removed by the Company by prior written notice of such removal, to become effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may appoint substitute or additional Custodians and the term "Custodian" refers to each Custodian or all Custodians as the context requires.

(16)  Amendment.  Subject to the last sentence of paragraph (2), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders.  Every Holder of an ADR at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders.   Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations.  Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance. Notice of any amendment to the Deposit Agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the Holders identifies a means for Holders to retrieve or receive the text of such amendment (i.e., upon retrieval from the U.S. Securities and Exchange Commission's, the Depositary's or the Company's website or upon request from the Depositary).

J.P.Morgan

(17)  Termination. The Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders and the Company at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the Depositary shall have (i) resigned as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder within 60 days of the date of such resignation, or (ii) been removed as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder on the 60th  day after the Company's notice of removal was first provided to the Depositary.  After the date so fixed for termination, subject to the next sentences, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn. At any time 90 days after notice of termination is provided to Holders, the Depositary may (a) instruct its Custodian to register all Deposited Securities with the Company in registered form (nominatif pur) along with a general stock power that refers to the names set forth on the ADR Register and (b) provide the Company with a copy of the ADR Register (which copy may be sent by email or by any means permitted under the notice provisions of the Deposit Agreement). Upon receipt of such instructions and the ADR Register, the Company shall register or cause to be registered in registered form (nominatif pur)  the Shares  represented by the ADSs reflected on the ADR Register in each such Holder's name and to notify such registration to the Holder at the address set forth on the ADR Register. Each Holder hereby authorizes the Depositary, the Custodian and the Company to take any and all necessary action to effect such registration.   The Company waives its rights to object to any such registration.   To the extent the Depositary has not instructed the Custodian to register the Deposited Securities with the Company and provided the Company with a copy of the ADR Register, as soon as practicable after the expiration of 60 days from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making any sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash.  After providing such instruction to the Custodian and delivering a copy of the ADR Register to the Company, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR and shall cease to have any obligations under the Deposit Agreement and/or the ADRs.  After the Company receives the copy of the ADR Register and such instructions, the Company shall be discharged from all obligations under the Deposit Agreement except (i) to duly register the Shares in registered form (nominatif pur) in the name of the Holders entitled thereto and (ii) for its obligations to the Depositary and its agents.

J.P.Morgan

(18) Appointment.   Each Holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the Deposit Agreement shall be deemed for all purposes to (a) be a party to and bound by the terms of the Deposit Agreement and the applicable ADR(s), and (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

(19) Waiver.  EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER AND/OR HOLDER OF INTERESTS IN ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY).